UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 25, 2016

CVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

California	0-10140	95-3629339
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

701 North Haven Avenue, Ontario, California	91764
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 980-4030

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Chief Financial Officer

On April 25, 2016, Mr. Richard C. Thomas, Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer) of CVB Financial Corp. and its subsidiary, Citizens Business Bank (together, the “Company”), announced that he will retire from his roles with the Company effective on July 1, 2016.

In connection therewith, Mr. Thomas has entered into a Consulting Services Agreement with the Company, dated April 25, 2016, whereby Mr. Thomas has agreed to provide consulting services to the Company from the effective date of his retirement to and including December 31, 2016. As compensation for his agreement to provide the Company with consulting services, Mr. Thomas will receive the following benefits: (i) the sum of $25,000 per month for the six-month term of the agreement, for a total of $150,000, and (ii) the sum of $2,000 per month for the six-month term of the agreement, for a total of $12,000, to defray any medical or other benefit costs which Mr. Thomas elects to incur. Mr. Thomas is also subject to a perpetual covenant regarding non-disclosure of confidential information and covenants regarding non-solicitation and non-hire of Company employees for 12 months following the expiration of the Consulting Services Agreement.

On April 25, 2016, Mr. Thomas additionally executed a waiver and release agreement of claims in favor of the Company, which includes a seven-day revocation period as required by California law. As consideration for Mr. Thomas’ execution and non-revocation of the waiver and release agreement, and for his over five years of service to the Company as CFO, the Compensation Committee of the Company’s Board of Directors has provided for the early acceleration of vesting, on July 1, 2016, of the following awards granted under the Company’s 2008 Equity Incentive Plan: (i) an award of 2,000 stock options which would have otherwise vested in calendar year 2017 and (ii) five awards in an aggregate amount of 10,000 shares of restricted stock which would have otherwise vested at various times during the latter half of 2016 and calendar year 2017. The Company believes this early acceleration of stock option and restricted stock awards has a total value of approximately $186,000 based on (x) the closing price of the Company’s stock of $17.51 on April 26, 2016, and (y) an original strike price of $11.82 with respect to the 2,000 share stock option grant.

The descriptions set forth above are qualified in their entirety by the Consulting Services Agreement and the Waiver and Release Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

The Compensation Committee of the Company’s Board of Directors has provided for the same acceleration of vesting of stock option and restricted stock awards as is being provided to Mr. Thomas, with such vesting also to be effective on July 1, 2016, to Mr. James F. Dowd, Executive Vice President and Chief Credit Officer of the Company, whose announced retirement date of July 1, 2016 was previously reported by the Company on a Form 8-K filed on April 13, 2016. Because the timing and share amounts of the affected stock option and restricted stock awards are identical for Mr. Dowd and Mr. Thomas, the total value of the accelerated vesting for Mr. Dowd is also approximately $186,000.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Consulting Services Agreement for Richard C. Thomas, dated April 25, 2016.

10.2	Waiver and Release Agreement for Richard C. Thomas, dated April 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVB FINANCIAL CORP.
(Registrant)

Date: April 27, 2016	By:	/s/ Richard H. Wohl
Richard H. Wohl
Executive Vice President and General Counsel